Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2023, relating to the consolidated financial statements of LPL Financial Holdings Inc. and subsidiaries, and the effectiveness of LPL Financial Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of LPL Financial Holdings Inc. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA

September 22, 2023